Exhibit 99.1

FOR IMMEDIATE RELEASE

STONERIDGE REPORTS THIRD-QUARTER 2012 RESULTS

Results Consistent with Guidance

Continued Financial Improvement Expected in Fourth Quarter

Debt Pay-Down on Target

WARREN, Ohio – October 24, 2012 – Stoneridge, Inc. (NYSE: SRI) today announced financial results for the third quarter ended September 30, 2012.

Third-quarter 2012 net sales were $219.3 million, an increase of $23.4 million, or 11.9%, compared with $195.9 million for the third quarter of 2011. The increase in the current quarter’s net sales was primarily due to the consolidation of the operating results of PST, the Brazilian subsidiary of which the Company acquired controlling interest on December 31, 2012. Excluding the net sales of PST in the third quarter of 2012, net sales were $175.5 million, a decrease of $20.4 million, or 10.4%, from the same period a year ago primarily as a result of lower sales in the Company’s Electronics business segment, including lower sales to a large North American commercial vehicle customer, and lower sales to European commercial vehicle customers.

Net income for the third quarter of 2012 was $0.4 million, or $0.02 per diluted share, compared with net income of $4.5 million, or $0.18 per diluted share, in the third quarter of 2011. The decrease in net income was primarily due to lower sales in the commercial vehicle markets in both North America and Europe. In addition, the Company’s results were negatively impacted in the PST segment by lower sales in the third quarter of 2012 compared with the prior-year period and the effect of depreciation and amortization of purchase accounting adjustments of $1.7 million. However, PST sales did improve by $5.3 million, or 13.8%, compared with the second quarter of 2012.

For the nine months ended September 30, 2012, the Company reported net sales of $715.8 million, a 23.6% increase from $579.3 million for the same period in 2011. Net income for the first nine months was $2.7 million, or $0.10 per diluted share, down from $10.8 million, or $0.44 per diluted share, for the prior-year period.

As of September 30, 2012, Stoneridge’s consolidated cash position was $35.6 million, a decrease of $43.1 million from December 31, 2011. The change in the cash balance was partially the result of the $19.8 million in cash used to fund the final portion of the PST transaction, which was completed on January 5, 2012. The Company also has repaid $47.0 million of total indebtedness in the first three quarters of 2012. Stoneridge repaid $27.0 million of borrowing on its asset-backed lending facility and PST repaid approximately $20.0 million on its outstanding indebtedness during the first three quarters of 2012.

Outlook

“As we announced in our press release of October 5, we have revised annual sales guidance to the range of $940.0 million to $962.0 million,” said John C. Corey, President and Chief Executive Officer. “Each of our businesses has taken actions to mitigate a portion of the lower profitability resulting from the lower revenues, and we expect these actions to contribute to an improved performance in the fourth quarter. Though revenue for the third quarter was below our expectation, our financial performance improved compared with the second quarter despite lower revenues, partially as a result of our cost reductions, pricing actions and mix. Our revised guidance for gross margins in the range of 24.5% to 26.5% is near the range that we originally guided to in February. Our revised expectations for operating margins in the range of 3.5% to 4.5% and earnings per share in the $0.35 to $0.45 range are consistent with our projected benefits from management’s actions in response to changing market conditions. We expect to continue to reduce our debt by an estimated $14.0 million in the fourth quarter.”

Conference Call on the Web

A live Internet broadcast of Stoneridge’s conference call regarding 2012 third-quarter results can be accessed at 11 a.m. Eastern time on Wednesday, October 24, 2012, at www.stoneridge.com, which will also offer a webcast replay. In addition, in mid-November of 2012, Stoneridge will release its new and enhanced website which will be easier to navigate and contains a number of new improvements including:

•	Significantly improved product section, with search capability and the ability to see a selection of the Company’s products by vehicle segment, application or product type

•	Interactive Stoneridge location map, identifying all Stoneridge global locations and the capability to view by the business functions performed at the location

•	Enhanced information about Stoneridge leadership

•	Improved News and Events section; including current company news and events that company representatives will be attending

•	Enhanced investor section including annual reports, SEC filings, stock information, webcasts, presentations, event calendar, ownership information, analyst information and more

•	New Supplier section which identifies the main products the Company buys and how to do business with Stoneridge

•	Capability to share any information found on the website through social media interactions or email

About Stoneridge, Inc.

Stoneridge, Inc., headquartered in Warren, Ohio, is an independent designer and manufacturer of highly engineered electrical and electronic components, modules and systems principally for the commercial vehicle, automotive and agricultural, motorcycle and off-highway vehicle markets. Additional information about Stoneridge can be found at www.stoneridge.com.

Forward-Looking Statements

Statements in this release that are not historical fact are forward-looking statements, which involve risks and uncertainties that could cause actual events or results to differ materially from those expressed or implied in this release. Things that may cause actual results to differ materially from those in the forward-looking statements include, among other factors, the loss of a major customer; a significant volume change in commercial vehicle, automotive or agricultural, motorcycle and off-highway vehicle production; disruption in the OEM supply chain due to bankruptcies; a significant change in general economic conditions in any of the various countries in which the Company operates; labor disruptions at the Company’s facilities or at any of the Company’s significant customers or suppliers; the ability of the Company’s suppliers to supply the Company with parts and components at competitive prices on a timely basis; customer acceptance of new products; and the failure to achieve successful integration of any acquired company or business. In addition, this release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Further information concerning issues that could materially affect financial performance related to forward-looking statements contained in this release can be found in the Company’s periodic filings with the Securities and Exchange Commission.

For more information, contact:

Kenneth A. Kure, Corporate Treasurer and Director of Finance

330/856-2443

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands, except per share data)	2012	2011	2012	2011

Net sales	$219,256	$195,864	$715,788	$579,325

Costs and expenses:
Cost of goods sold	168,018	158,413	545,753	464,866
Selling, general and administrative	44,623	30,454	149,954	93,349

Operating Income	6,615	6,997	20,081	21,110

Interest expense, net	4,878	4,247	15,395	12,802
Equity in earnings of investees	(207)	(1,353)	(443)	(5,077)
Other expense (income), net	972	(1,697)	3,375	(164)

Income before income taxes	972	5,800	1,754	13,549

Provision for income taxes	383	1,543	717	3,378

Net income	589	4,257	1,037	10,171

Net income (loss) attributable to noncontrolling interest	170	(272)	(1,703)	(611)

Net income attributable to Stoneridge, Inc.	$419	$4,529	$2,740	$10,782

Earnings per share attributable to Stoneridge, Inc.:
Basic	$0.02	$0.19	$0.10	$0.45
Diluted	$0.02	$0.18	$0.10	$0.44

Weighted average shares outstanding:
Basic	26,430	24,164	26,358	24,114
Diluted	27,144	24,589	27,009	24,574

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	September 30,	December 31,
(in thousands)	2012	2011
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$35,566	$78,731
Accounts receivable, less reserves of $2,757 and $1,485, respectively	153,107	162,354
Inventories, net	108,569	120,645
Prepaid expenses and other current assets	32,252	28,393
Total current assets	329,494	390,123

Long-term assets:
Property, plant and equipment, net	120,216	124,802
Other assets
Intangible assets, net	90,446	102,731
Goodwill	64,462	68,808
Investments and other long-term assets, net	13,382	11,193
Total long-term assets	288,506	307,534
Total assets	$618,000	$697,657

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Current portion of debt	$28,214	$44,246
Revolving credit facilities	12,168	39,181
Accounts payable	74,782	83,859
Accrued expenses and other current liabilities	57,682	91,417
Total current liabilities	172,846	258,703

Long-term liabilities:
Long-term debt	181,914	183,711
Deferred income taxes	66,957	69,110
Other long-term liabilities	5,303	5,494
Total long-term liabilities	254,174	258,315

Shareholders' equity:
Preferred Shares, without par value, authorized 5,000 shares, none issued	-	-
Common Shares, without par value, authorized 60,000 shares, issued 28,433 and 27,097
shares and outstanding 27,915 and 26,222 shares, respectively, with no stated value	-	-
Additional paid-in capital	183,600	170,775
Common Shares held in treasury, 518 and 875 shares, respectively, at cost	(1,882)	(1,870)
Accumulated deficit	(25,523)	(28,263)
Accumulated other comprehensive loss	(9,478)	(9,615)
Total Stoneridge Inc. and subsidiaries shareholders’ equity	146,717	131,027
Noncontrolling interest	44,263	49,612
Total shareholders' equity	190,980	180,639
Total liabilities and shareholders' equity	$618,000	$697,657

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
(in thousands)	2012	2011	2012	2011

Net income	$589	$4,257	$1,037	$10,171
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	1,018	(7,956)	(9,327)	(3,490)
Unrealized gain on marketable securities	-	51	-	16
Unrealized gain (loss) on derivatives	3,979	(13,793)	9,464	(13,089)
Other comprehensive income (loss)	4,997	(21,698)	137	(16,563)
Consolidated comprehensive income (loss)	5,586	(17,441)	1,174	(6,392)
Comprehensive income (loss) attributable to noncontrolling interest	170	(272)	(1,703)	(611)

Comprehensive income (loss) attributable to Stoneridge, Inc.	$5,416	$(17,169)	$2,877	$(5,781)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

Nine months ended September 30 (in thousands)	2012	2011

OPERATING ACTIVITIES:
Net cash provided by (used for) operating activities	$40,029	$(17,422)

INVESTING ACTIVITIES:
Capital expenditures	(20,243)	(20,718)
Proceeds from sale of fixed assets	490	5
Capital contribution from noncontrolling interest	-	396
Payment for additional interest in PST	(19,779)	-
Net cash used for investing activities	(39,532)	(20,317)

FINANCING ACTIVITIES:
Revolving credit facility borrowings	11,420	10,993
Revolving credit facility payments	(38,433)	(457)
Proceeds from issuance of other debt	21,315	1,408
Repayments of other debt	(37,973)	(919)
Other financing costs	(134)	(96)
Repurchase of Common Shares to satisfy employee tax withholding	(1,135)	(751)
Net cash (used for) provided by financing activities	(44,940)	10,178

Effect of exchange rate changes on cash and cash equivalents	1,278	(1,178)

Net decrease in cash and cash equivalents	(43,165)	(28,739)

Cash and cash equivalents at beginning of period	78,731	71,974

Cash and cash equivalents at end of period	$35,566	$43,235

Supplemental disclosure of non-cash financing activities:
Change in fair value of interest rate swap	$1,450	$1,983
Issuance of Common Shares for acquisition of additional PST interest	$10,197	$-